Exhibit

OMNIBUS AMENDMENT NO. 2

TO

ASSET PURCHASE AGREEMENTS

This Omnibus Amendment No. 2 to Asset Purchase Agreements (this “Amendment”) is made effective as of December 17, 2020, by and among (a) SBUD LLC, a Colorado limited liability company (“Buyer”), (b) Medicine Man Technologies, Inc. (dba Schwazze), a Nevada corporation (“Parent”), and (c) each signatory hereto designated as a Seller (each, a “Seller,” and collectively, the “Sellers”). Buyer, Parent and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

RECITALS

A.       On June 5, 2020, the Parties entered into those certain Asset Purchase Agreements listed on Schedule A attached hereto (in each case, as amended by that certain Omnibus Amendment No. 1 to Asset Purchase Agreements (“First Omnibus Amendment”), dated as of September 15, 2020, by and among the Parties, the “Star Buds APAs”), pursuant to which Buyer agreed to purchase certain assets and assume certain liabilities related to certain retail marijuana dispensaries owned and operated by the Sellers on the terms, and subject to the conditions, set forth in each Star Buds APA.

B.       The Parties now desire to amend each Star Buds APA pursuant to the terms and subject to the conditions set forth in this Amendment.

AGREEMENT

In consideration of the foregoing and the respective covenants and agreements set forth in this Amendment and intending to be legally bound hereby, the Parties hereby agree as follows:

1.     Definitions. Capitalized terms used in this Amendment, except as otherwise defined in this Amendment, will have the meanings ascribed to them in the Star Buds APAs.

2.     Closing Cash Payment. The reference in Section 3.2(b) of each Star Buds APA to “66.67%” is hereby replaced with “50.0%”.

3.     Deferred Cash Payment. Section 3.3 of each Star Buds APA is hereby amended and replaced in its entirety with the following:

“Section 3.3       Post-Closing Payments

(a)      On or prior to the sixty (60)-month anniversary of the Closing Date (the “Deferred Cash Payment Date”), Buyer will pay to Seller or, to the extent designated by Seller in writing and in accordance with Section 3.11, to the Members in accordance with their respective Pro Rata Percentages, the remaining 50.0% of the Closing Cash Consideration, as finally determined in accordance with Section 3.4 (the “Deferred Cash Payment”), via wire transfer to the Seller’s Bank Account or the Member Bank Accounts, as applicable.

(b)      The Deferred Cash Payment (as may be reduced by a prepayment in accordance with this Section 3.3(b)) will bear simple interest at a rate of 12.0% per annum, which interest will be payable in arrears on the first day of each calendar month (“Interest Payments”). All Interest Payments will be made by Buyer via wire transfer to the Seller’s Bank Account. Notwithstanding anything to the contrary herein, the Deferred Cash Payment may be prepaid in part or in full to Seller at any time prior to the Deferred Cash Payment Date, in which case (i) the amount of interest due on the date of such prepayment will be calculated based on the number of days elapsed in the applicable month and (ii) any subsequent Interest Payment (if the Deferred Cash Payment is prepaid in part rather than in whole) will be adjusted based on the remaining, unpaid amount of the Deferred Cash Payment. Any partial payments will go first toward accrued but unpaid Interest Payments and then to the remaining, unpaid amount of the Deferred Cash Payment.

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(c)      Payment of the Deferred Cash Payment and Interest Payments shall be secured by the assets of Parent and Buyer on the terms, and subject to the conditions, of a security agreement in substantially the form attached as Exhibit A to this Agreement (the “Security Agreement”). Such security interest will be pari passu with the security interests granted under Security Agreements of substantially similar form entered into with the other Sellers (as defined in that certain Omnibus Amendment No. 2, dated as of December 17, 2020, by and among Buyer, Parent and each signatory thereto designated as a seller (the “Second Omnibus Amendment”)), and such security interest shall constitute a first priority security interest in all of the right title and interest in and to all presently existing and hereafter acquired Buyer Collateral as defined in the Security Agreement) and a security interest on Parent Collateral (as defined in the Security Agreement) which will be subordinated to any security interests granted to Dye Capital & Company LLC or its affiliate for indebtedness in a principal amount not to exceed $5,000,000 multiplied by the Pro Rata Base Price Amount (as defined in Section 7 of the Second Omnibus Amendment.

(d)      Within three (3) Business Days of the expiration of the Escrow Period, the Escrow Agent shall release to Seller or, to the extent designated by Seller in writing and in accordance with Section 3.11, to the Members, in accordance with their respective Pro Rata Percentages, and pursuant to the terms of the Escrow Agreement, the balance of the Indemnity Escrow Shares in the Escrow Account which are not the subject of a dispute on or following the expiration of the Escrow Period. Any Indemnity Escrow Shares subject to such a dispute shall not be released to Seller or the Members until such dispute is finally resolved. The fees of the Escrow Agent shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer.

4.     Security Agreement. Exhibit A of each Star Buds APA is hereby amended and replaced in its entirety with Exhibit A of this Amendment.

5.     Warrant Coverage. Section 3.2 of each Star Buds APA is hereby amended by adding a new subclause (e) at the end of Section 3.2 immediately following Section 3.2(d) as follows:

“(e)     Parent will issue to Seller, or, to the extent designated by Seller in writing at least five (5) Business Days prior to the Closing Date and in accordance with Section 3.11, to the Members in accordance with their respective Pro Rata Percentages, a warrant to purchase shares of Parent Common Stock at a strike price of $1.20 per share of Parent Common Stock on or prior to the five (5)-year anniversary of the Closing Date in an amount equal to, in the aggregate, (i) 15.0% of the Deferred Cash Amount divided by (ii) $1.20, on the terms, and subject to the conditions, set forth in the form of Warrant to Purchase Common Stock attached as Exhibit B to the Second Omnibus Amendment.”

6.     Form of Warrant. The form of Warrant to Purchase Common Stock referred to in new Section 3.2(e) is attached hereto as Exhibit B.

7.     Seller Legal Expenses. The Parties agree that Buyer shall be responsible for the payment of all reasonable legal fees and other expenses of the Sellers incurred in connection with the preparation, negotiation and consummation of the transactions contemplated by the Star Buds APAs at the Closing of each Star Buds APA (the “Seller Legal Expenses”), which Seller Legal Expenses will be allocated pro rata among the Sellers as determined by their respective Pro Rata Seller Legal Expenses Amount. As used herein, “Pro Rata Seller Legal Expenses Amount” means, with respect to each Star Buds APA, Pro Rata Base Price Amount of the sum of all Seller Legal Expenses of all Star Buds APAs as of the Closing of such Star Buds APA. As used herein, “Pro Rata Base Price Amount” means, with respect to each Star Buds APA, (i) the Base Purchase Price of such Star Buds APA divided by (ii) the sum of the Base Purchase Prices of all Star Buds APAs that have not closed prior to the Closing Date of such Star Buds APA. In furtherance of the foregoing, each Star Buds APA is amended as follows:

(a)       Section 3.1 of each Star Buds APA is hereby amended by adding a new subclause (vi) immediately following subclause (v) of Section 3.1 of each Star Buds APA and immediately preceding the language “(such calculated amount, the “Purchase Price”)” as follows:

“plus (vi) the Pro Rata Seller Legal Expenses Amount (as defined in the Second Omnibus Amendment)”

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(b)      Each instance of the term “Transaction Expenses” set forth in Section 3.2(a), Section 3.4(a), Section 3.4(b), the definition of “Closing Cash Consideration” and the definition of Stock Value is hereby replaced with “Transaction Expenses and Pro Rata Seller Legal Expenses Amount (as defined in the Second Omnibus Amendment)”.

(c)      The definition of “Transaction Expenses” in the Starbuds APAs set forth in Items 3, 4, 7, 8, 9 and 10 of Schedule A is hereby amended and replaced in its entirety with the following:

““Transaction Expenses” means all fees and expenses incurred by Seller, the Members and any of their Affiliates at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents and the performance and consummation of the transactions contemplated hereby and thereby, including (a) any brokerage fees and any other fees and disbursements of lawyers, accountants, investment bankers and other advisors and service providers, (b) any transaction, incentive or stay bonus or termination or change of control payment payable to any Person by Seller or any Member as a result of the Closing, (c) the fees and expenses of the creation and maintenance of the data site hosted by Dropbox, (d) any fees, expenses or other liabilities to the extent incurred by or at the direction of Seller, any Member or otherwise relating to Seller’s or any Member’s obtaining any consent or waiver for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Seller or any Member or any of their respective Affiliates in connection with the consummation of the transactions contemplated hereby, (f) one-half of any Transfer Taxes in excess of $15,400 in accordance with Section 5.3, (g) one-half of the fees incurred in connection with the Escrow Agreement and (h) the costs and expenses of work conducted to prepare for the audit contemplated to be delivered in Section 6.4(a). Notwithstanding the foregoing, in no event shall Transaction Expenses include Pro Rata Seller Legal Expenses Amount (as defined in the Second Omnibus Amendment).”

(d)      The definition of “Transaction Expenses” in the Starbuds APAs set forth in Items 1, 2, 5, 6, 11, 12 and 13 of Schedule A is hereby amended and replaced in its entirety with the following:

““Transaction Expenses” means all fees and expenses incurred by Seller, the Members and any of their Affiliates at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents and the performance and consummation of the transactions contemplated hereby and thereby, including (a) any brokerage fees and any other fees and disbursements of lawyers, accountants, investment bankers and other advisors and service providers, (b) any transaction, incentive or stay bonus or termination or change of control payment payable to any Person by Seller or any Member as a result of the Closing, (c) the fees and expenses of the creation and maintenance of the data site hosted by Dropbox, (d) any fees, expenses or other liabilities to the extent incurred by or at the direction of Seller, any Member or otherwise relating to Seller’s or any Member’s obtaining any consent or waiver for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Seller or any Member or any of their respective Affiliates in connection with the consummation of the transactions contemplated hereby, (f) one-half of any Transfer Taxes in excess of $15,400 in accordance with Section 5.3, and (g) one-half of the fees incurred in connection with the Escrow Agreement. Notwithstanding the foregoing, in no event shall Transaction Expenses include Pro Rata Seller Legal Expenses Amount (as defined in the Second Omnibus Amendment).”

8.     Termination Date. The definition of “Termination Date” is hereby amended and replaced in its entirety as follows:

“Termination Date” means March 31, 2021.

9.     Escrow Agent and Escrow Agreement. The parties agree to the use of GLAS Americas LLC as Escrow Agent in lieu of 1st Security Escrow Company LLC and to enter into the form of Escrow Agreement which is based upon the form of Escrow Agreement provided by GLAS Americas LLC promptly following the date hereof. As a result:

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(a)       The definition of “Escrow Agent” in the Starbuds APAs is hereby amended and replaced with the following:

“Escrow Agent” means GLAS Americas LLC.”

(b)      The form of Escrow Agreement attached as Exhibit D of each Star Buds APA is hereby removed and will be deemed automatically removed and amended and replaced in its entirety with the form of Escrow Agreement entered into in connection with the first Star Buds APA to close (which for will be attached hereto as Exhibit C of this Amendment).

10.    Director Appointment.

(a)       Original Board Appointment Right. Effective as of the date hereof, Section 10 of the First Omnibus Amendment is hereby terminated.

(b)       Restated Board Appointment Right. Upon the closing of any of the transactions contemplated in Star Buds APAs listed in Items 4, 5, 6, 10, 11 and 12 of Schedule A (the “Group 1 APAs”) and for so long as the Sellers and Members thereunder hold, in the aggregate, at least 25% of the Parent Preferred Stock (or Parent Common Stock equivalents to the extent some or all of the the Parent Preferred Stock is converted) issued pursuant to the Group 1 APAs, Parent will recommend to its Board of Directors and stockholders that Brian Ruden and Naser Joudeh, by joint written consent delivered to Parent, be permitted to appoint two (2) directors (in the aggregate) to the Board so long as the total number of directors on the Board is five (5) or more. Upon the closing of all the Starbuds APAs and for so long as the Sellers and Members thereunder hold, in the aggregate, at least 25% of the Parent Preferred Stock (or Parent Common Stock equivalent to the extent some or all of the the Parent Preferred Stock is converted) issued pursuant to all the Star Buds APAs, Parent will recommend to its Board that Brian Ruden and Naser Joudeh, by joint written consent delivered to Parent, be permitted to appoint three (3) directors (in the aggregate and without duplication for the appointee rights set forth in immediately preceding sentence) so long as the number of directors on the Board is seven (7) or more. Any such appointee rights set forth in this Section 10(b) (the “Board Appointment Right”) and the Budget Committee Appointment Right in Section 10(c) are conditioned upon the director proposed to serve on the Board meeting the eligibility and qualification of a director of Parent (taking into account the size and nature of Parent and its regulated industry).

(c)      Budget Committee Appointment Right. Upon the closing of any of the transactions contemplated in the Group 1 APAs and for so long as the Sellers and Members thereunder hold, in the aggregate, at least 25% of the Parent Preferred Stock (or Parent Common Stock equivalent to the extent some or all of the the Parent Preferred Stock is converted) issued pursuant to the Group 1 APAs, Parent will recommend to its Board of Directors that (i) the Board of Directors establish and maintain a budget and finance committee for oversight and input with respect to the financing, borrowing and expenditures (the “Budget Committee”), (ii) that such Budget Committee shall from time to time review and comment on any proposed budgets and make recommendations to the Board and officers of Parent and (iii) that such Budget Committee will consist of between three (3) and five (5) members and include two (2) director members appointed by Brian Ruden and Naser Joudeh by joint written consent delivered to Parent (the “Budget Committee Appointment Right”).

(d)      Holding Requirement on Full Closing. Once all the Star Buds APAs have closed, the Board Appointment Right and the Budget Committee Appointment Right will continue until such time as the Sellers and Members thereunder, in the aggregate, cease to hold at least 25% of the Parent Preferred Stock (or Parent Common Stock equivalent to the extent some or all of the the Parent Preferred Stock is converted) issued pursuant to all the Star Buds APAs. The rights set forth in this Section 10 shall terminate and be a no further force or effect upon a sale of Parent to a third party (whether through a direct or indirect change of control, sale of equity or all or substantially all the assets, merger or otherwise).

11.   Non-Compete Restrictions.

(a)       In the event Buyer has not closed all of the transactions contemplated in all of the Star Buds APAs on or before the Termination Date, Section 8.6 (c) and (d) of each Star Buds APA will be amended and restated to read as follows (the “Restrictive Covenant Amendment”):

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“(c)     As a material inducement to Buyer to enter into and perform its obligations under this Agreement, Seller and each Member agrees that, and agrees to cause its direct and indirect holders of Equity Securities, from the Closing Date through the three (3) year anniversary of the Closing Date (the “Non-compete Restricted Period”), except as set forth on Schedule 8.6(c), not to, directly or indirectly, own any interest in, manage, control, participate in (whether as an owner, officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for, become employed by, or in any other manner engage in the Business, specifically any retail marijuana store located within a three (3) mile radius of the Premises (the “Geographic Area of Interest”) that competes directly with the Business; excluding the Premises of any Business subject to the Star Buds APAs that have not been acquired by Buyer on or before the Termination Date. Nothing herein shall prohibit any such Person from (i) operating a competing business outside the Geographic Area of Interest; (ii) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Seller or such Member has no active participation in the business of such corporation that competes directly with the Business, specifically any retail marijuana store in the Geographic Area of Interest; (iii) participating, owning, managing, operating, being employed by, advising or consulting for or to any company, person or business that is outside the Geographic Area of Interest; or (iv) participating in any activity set forth on Schedule 8.6(c).

(d)       As a material inducement to Buyer to enter into and perform its obligations under this Agreement, from the Closing Date through the eighteen (18) month anniversary of the Closing Date (the “Non-solicit Restricted Period”), Seller and each Member (i) shall not, and shall cause their respective employees, officers, directors, managers, agents and Affiliates not to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by Buyer or its Affiliates (or any successor to the Business) as a manager, assistant manager, officer or other management level employee within the Geographic Area of Interest; provided, however, that this Section 8.6(d) shall not prohibit any such Person from (w) conducting any general solicitations in a newspaper, trade publication or other periodical or web posting not specifically targeted at any Person employed by Buyer or its Affiliates (or any successor to the Business), (x) participating in job fairs, career fairs or similar recruiting events, (y) hiring any Person employed outside the Geographic Area of Interest or (z) inducing or attempting to induce any customer or other business relation of the Business outside the Geographic Area of Interest.”

(b)      In the event (i) the Restrictive Covenant Amendment occurs and (ii) the Buyer subsequently closes all of the transactions contemplated in all of the Star Buds APAs, then the Restrictive Covenant Amendment will be unwound by replacing Section 8.6(c) and Section 8.6(d) of the Star Buds APAs as amended by the Restrictive Covenant Amendment with Section 8.6(c) and Section 8.6(d) of the Star Buds APAs as in effect immediately prior to the effectiveness of the Restrictive Covenant Amendment and Section 11(a) hereof will no longer be effective.

12.   Other Terms of Preferred Stock. In furtherance of the agreement set forth in Section 7 of the First Omnibus Amendment, each Seller and each Member hereby agree (a) to enter into a lock-up agreement on the terms agreed to be the holders of at least a majority of the outstanding shares of Preferred Stock and (b) that Parent may affix a legend to the stock certificates representing any Preferred Stock issued to a Seller or Member indicating that such shares of Preferred Stock are subject to a lock-up restriction.

13.   No Other Changes. Except as expressly set forth in this Amendment, the Star Buds APAs remain in full force and effect and are hereby ratified and confirmed. The Star Buds APAs, as modified by this Amendment, constitute the entire agreement of the Parties with respect to the subject matter of the Star Buds APAs and supersede all other discussions, negotiations and understandings with respect to such subject matter. Any reference to the Star Buds APAs from and after the date of this Amendment will be deemed and construed as meaning the Star Buds APAs as modified by this Amendment.

14.   Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment or the transactions contemplated hereby will be governed by, and construed in accordance with, the Laws of the State of Colorado, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

15.   Captions; Counterparts. The captions in this Amendment are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Amendment. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. By its signature below, each Seller is acting on Seller’s own behalf and on behalf of each Member signatory to the particular Star Buds APA to which such Seller is a signatory pursuant to the appointment of such Seller as the agent, attorney in fact and representative of such Member or Members pursuant to Section 12.19 of such Star Buds APA.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to become effective as of the date first set forth above.

BUYER:

SBUD LLC

By:  Schwazze Colorado LLC, the sole manager of SBUD LLC

By:  Medicine Man Technologies, Inc. (dba Schwazze),

the sole manager of Schwazze Colorado LLC

By:  /s/ Justin Dye

Justin Dye

Chief Executive Officer

PARENT:

Medicine Man Technologies, Inc.

By:  /s/ Justin Dye

Justin Dye

Chief Executive Officer

[Signature Page to Omnibus Amendment No. 2 to Asset Purchase Agreements]

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SELLERS:

Colorado Health Consultants LLC

By:  /s/ Brian Ruden

Brian Ruden

Manager

Starbuds Aurora LLC

By:  /s/ Brian Ruden

Brian Ruden

Manager

SB Arapahoe LLC

By:  /s/ Brian Ruden

Brian Ruden

Manager

Starbuds Commerce City LLC

By:  /s/ Brian Ruden

Brian Ruden

Manager

Starbuds Pueblo LLC

By:  /s/ Brian Ruden

Brian Ruden

Manager

Starbuds Alameda LLC

By:  /s/ Brian Ruden

Brian Ruden

Manager

Citi-Med LLC

By:  /s/ Ghada Joudeh

Ghada Joudeh

Manager

Starbuds Louisville LLC

By:  /s/ Brian Ruden

Brian Ruden

Manager

KEW LLC

By:  /s/ Brian Ruden

Brian Ruden

Manager

Lucky Ticket LLC

By:  /s/ Brian Ruden

Brian Ruden

Manager

Starbuds Niwot LLC

By:  /s/ Brian Ruden

Brian Ruden

Manager

LM MJC LLC

By:  /s/ Ernest Craumer

Ernest Craumer

Manager

Mountainview 44th LLC

By:  /s/ Naser Joudeh

Naser Joudeh

Manager

[Signature Page to Omnibus Amendment No. 2 to Asset Purchase Agreements]

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SCHEDULE A

Star Buds APAs

1.       Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SBUD LLC, Colorado Health Consultants LLC, and the members named therein.

2.       Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SBUD LLC, Starbuds Aurora LLC, and the members named therein.

3.       Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SBUD LLC, SB Arapahoe LLC, and the members named therein.

4.       Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SBUD LLC, Starbuds Commerce City LLC, and the members named therein.

5.       Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SBUD LLC, Starbuds Pueblo LLC, and the members named therein.

6.       Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SBUD LLC, Starbuds Alameda LLC, and the members named therein.

7.       Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SBUD LLC, Citi-Med LLC, and the members named therein.

8.       Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SBUD LLC, Starbuds Louisville LLC, and the members named therein.

9.       Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SBUD LLC, KEW LLC, and the members named therein.

10.     Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SBUD LLC, Lucky Ticket LLC, and the members named therein.

11.     Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SBUD LLC, Starbuds Niwot LLC, and the members named therein.

12.     Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SBUD LLC, LM MJC LLC, and the members named therein.

13.     Asset Purchase Agreement, dated as of June 5, 2020, by and among Medicine Man Technologies, Inc., SBUD LLC, Mountain View 44th LLC, and the members named therein.

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EXHIBIT A

Form of Security Agreement

(Attached)

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EXHIBIT B

Form of Warrant to Purchase Common Stock

(Attached)

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EXHIBIT C

Escrow Agreement

(Attached)

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